[Tampa Electric Company Letterhead]




FOR IMMEDIATE RELEASE    CONTACT:  Mitch Lubitz
                                   Work: 813/228-4281
                                   Home: 727/521-1202
                                   E-mail:
                                   malubitz@tecoenergy.com

TAMPA ELECTRIC AND FLORIDA DEP ANNOUNCE
AGREEMENT ON $1 BILLION ENVIRONMENTAL PLAN

TAMPA (12/7/99)   Tampa Electric Company and the Florida
Department of Environmental Protection (DEP) today announced a sweeping 10-year $1 billion program that will dramatically decrease overall emissions from the company s power plants.
     A major feature of the program is the conversion of Tampa Electric s Gannon Station from coal to natural gas. Coal-fired Units 1, 2 and 6 will be shut down by year-end 2004, while Units 3, 4 and 5 will be re-powered with new technology and switched to natural gas at a cost of some $600 million.
     The redeveloped plant will be renamed Bayside Power Station and by 2004 will provide 1,475 megawatts of natural gas-fueled electric energy.
     By using natural gas at the new Bayside Power Station along with high-efficiency, state-of-the-art controls at its newer remaining coal-fired plants,
Tampa Electric will be able to significantly reduce emissions and meet its customers growing energy needs for the next 20 years.
      At Tampa Electric, we re always evaluating the most cost-effective, environmentally responsive technologies available to expand our power generation capabilities, said Tampa Electric President John Ramil.
      Through implementation of this different technology, we will be able to


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AGREEMENT -- 2


significantly reduce environmental emissions while providing clean, reliable and affordable energy to our customers.
     Tampa Electric said its decision to reconfigure its Bayside Power Station and to switch to natural gas was based on several factors.
     Among them were the company s need to satisfy increasing customer demand for reliable electricity at reasonable costs, the ability to continue meeting environmental compliance regulations, utilization of existing substations and transmission facilities, the availability of natural gas from proposed natural gas pipelines in the area and the opportunity to reuse existing plant equipment.
     The $1 billion project is expected to have a small impact on Tampa Electric customers monthly bills over the 10-year period, and is subject to Florida Public Service Commission approval. The company will be working with the PSC to develop new programs to further reduce the impact on its 550,000 customers throughout West Central Florida.
     Gordon L. Gillette, TECO Energy chief financial officer said, From an investor standpoint, this is a continuation of our strategy to focus on our Florida operations, and will help strengthen our competitive position for the future. The plan is consistent with our growth projections for the years ahead.


A Multi-Faceted Plan

     Using a variety of proven technologies, Tampa Electric said it expects to reduce sulfur dioxide (SO2) emissions by almost 80 percent and emissions of nitrogen oxide (NOx) by over 85 percent by the year 2010 from 1997 levels.
These reductions are on top of Tampa Electric s efforts with the Environmental Protection Commission of Hillsborough County to develop a voluntary program to
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AGREEMENT -- 3


lower nitrogen oxide emissions.
     Today s announcement demonstrates Tampa Electric's continuing efforts to decrease emissions. Just this week the company began testing a new SO2-removing scrubber at its Big Bend Station Units 1 and 2. This scrubber will help the company comply with the requirements of Phase II of the U. S. Clean Air Act Amendments of 1990 by significantly reducing sulfur dioxide emissions.
     Improvements in coal preparation and combustion technology have also been incorporated to achieve compliance with the nitrogen oxide reduction requirements of that law.
     In addition to the conversion of Gannon Station to high-efficiency, combined cycle gas turbines, the plan calls for the company to:

Maximize the efficiency of the new scrubber serving Units 1 and 2 at Big Bend Station to target a 95 percent sulfur removal efficiency.

Achieve major NOx emission reductions of 33,400 tons from the Big Bend Station units by 2010, with significant reductions as early as 2007.

Undertake a study of improved particulate removal and monitoring at Big Bend Station and make improvements based on results.


Invest up to $8 million for developing innovative technologies for reducing NOx emissions.


Cooperate with DEP on its Bay Regional Air Chemistry
   Experiment program that studies nitrogen deposition in Tampa
   Bay, including contributing of up to $2 million.


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AGREEMENT   4



Collaborate with DEP to develop and implement state tax policy aimed at emissions reductions and other environmental programs.


Implementing the Agreement
     The agreement between Tampa Electric and DEP has been formalized by a consent judgment entered by the Circuit Court of the Thirteenth Judicial Circuit in Tampa.
     This agreement with the state also responds to a federal coal-fired utility initiative announced last month by the U.
S. Environmental Protection Agency. The agreement makes Tampa Electric the first utility in the nation to respond to the EPA initiative.
      We are grateful to David Struhs and the entire DEP for their leadership and support of a plan that works for our customers and our community, Ramil said.
     For additional media materials, including high-resolution company logos, power plant photos, electricity generation and distribution graphics, and a glossary of terms, please visit our Online Newsroom at www.tecoenergy.com
     Tampa Electric is the principal subsidiary of TECO Energy, Inc. TECO Energy is a diversified, energy-related utility holding company also based in Tampa. In addition to Tampa Electric, its principal businesses include Peoples Gas, TECO Coal, TECO Transport, TECO Power Services, TECO Coalbed Methane, and Bosek, Gibson and Associates.


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